UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2022

PZENA INVESTMENT MANAGEMENT, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33761	20-8999751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Park Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 355-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	PZN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On July 26, 2022, Pzena Investment Management, Inc. (“Pzena” or the “Company”) issued a press release reporting its financial results for the second quarter of 2022, as well as the announcement of a regular quarterly cash dividend. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On July 26, 2022, in connection with reporting its financial results for the second quarter of 2022, the Company announced its entry into an Agreement and Plan of Merger, dated as of July 26, 2022 (the “Merger Agreement”), by and among the Company, Pzena Investment Management, LLC (“Purchaser”), and Panda Merger Sub, LLC, a wholly owned subsidiary of Purchaser, providing for the acquisition of the Company by Purchaser. The Company also announced it’s entry into a voting agreement with certain members of the Company’s management team, as a result of which all outstanding shares of Class B common stock will be voted in favor of the transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

99.1	Press Release, dated July 26, 2022, of Pzena Investment Management, Inc.

99.2	Email to Class A Shareholders

99.3	Email to Clients

99.4	Email to Employees

99.5	Talking Points

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which Pzena operates; new federal or state governmental regulations; Pzena’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain Pzena stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of Pzena to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in Pzena’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and Pzena’s other filings with the SEC, which are available at http://www.sec.gov and on Pzena’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, Pzena will file with the SEC and furnish to Pzena’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Pzena stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of Pzena’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

Pzena, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Pzena stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of Pzena securities by Pzena’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of Pzena’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials Pzena may file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pzena Investment Management, Inc.

Date: 7/26/2022	By:	/s/ Richard S. Pzena
Name: Richard S. Pzena
Title: Chief Executive Officer

Exhibit 99.1

PZENA INVESTMENT MANAGEMENT, INC. TO BECOME PRIVATE COMPANY AND REPORT RESULTS FOR THE SECOND QUARTER OF 2022

Publicly Traded Shares to Receive $9.60 per Share in Cash

Pzena Management and Investment Teams to Continue to Lead Firm

Pzena Reports Second Quarter 2022 Diluted EPS of $0.15 per Share

New York, NY, July 26, 2022. Pzena Investment Management, Inc. (NYSE: PZN) (“PZN”) today announced that it has entered into an agreement to become a private company through a transaction in which holders of PZN Class A common stock will receive $9.60 per share in cash. Under the terms of the definitive agreement, PZN will merge with and into a newly formed subsidiary of its operating company, Pzena Investment Management, LLC (“PIM”), in an all-cash transaction that implies an enterprise value for PZN of approximately $795 million. The $9.60 per share price represents a premium of 49% to PZN’s closing stock price on July 26, 2022, and a premium of approximately 46% over the 90-calendar day volume weighted average price. PZN plans to maintain its regular quarterly dividend of $0.03 per share for the third quarter of 2022, which the Board declared earlier today.

The Board of Directors of PZN formed a special committee consisting of the independent and disinterested directors of PZN (the “Special Committee”) to evaluate and negotiate the definitive agreement. Following a robust negotiation process, the Special Committee concluded unanimously that the proposed transaction is in the best interests of the holders of PZN’s Class A common stock. Acting upon the Special Committee’s recommendation, the Board of Directors of PZN approved the transaction.

Upon completion of the transaction, Pzena Investment Management will be a privately-held company owned by the existing partners of PIM. All of Pzena Investment Management’s leadership and investment professionals are anticipated to remain in place and will retain substantially all of their equity interest in the business.

“We are excited to begin this new chapter for our firm after 15 years as a public company” said CEO Richard Pzena. “I would like to thank the Special Committee for its work in reaching this agreement. We believe the transaction is in the best interest of Pzena’s Class A stockholders, and will enhance our ability to achieve investment excellence on behalf of our clients.”

The transaction is expected to close in the fourth quarter of 2022, subject to approval by PZN stockholders, including a special approval of holders of a majority of the Class A shares not held by persons who will remain as investors in PIM following the closing, receipt of applicable regulatory approvals, and other customary closing conditions.

In connection with the proposed transaction, PZN entered into a voting agreement with certain members of PZN’s management team, as a result of which all outstanding shares of Class B common stock will be voted in favor of the transaction.

Ardea Partners LP and CastleOak Securities, L.P. are acting as financial advisor, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor, to the Special Committee.

J.P. Morgan Securities LLC is acting as exclusive financial advisor, and Milbank LLP is acting as legal advisor, to Pzena Investment Management, LLC.

PZN reported the following U.S. Generally Accepted Accounting Principles (GAAP) basic and diluted net income and earnings per share for the three and six months ended June 30, 2022 and 2021 (in thousands, except per-share amounts):

	GAAP Basis
	For the Three Months Ended June 30,
	2022	2021

	(unaudited)
Basic Net Income	$2,523	$4,603
Basic Earnings per Share	$0.15	$0.27
Diluted Net Income	$12,755	$21,176
Diluted Earnings per Share	$0.15	$0.25

	GAAP Basis
	For the Six Months Ended June 30,
	2022	2021

	(unaudited)
Basic Net Income	$5,338	$8,790
Basic Earnings per Share	$0.31	$0.51
Diluted Net Income	$26,245	$40,906
Diluted Earnings per Share	$0.31	$0.49

GAAP diluted net income and GAAP diluted earnings per share were $12.8 million and $0.15, respectively, for the three months ended June 30, 2022, and $21.2 million and $0.25, respectively, for the three months ended June 30, 2021. GAAP diluted net income and GAAP diluted earnings per share were $26.2 million and $0.31, respectively, for the six months ended June 30, 2022, and $40.9 million and $0.49, respectively, for the six months ended June 30, 2021.

Assets Under Management

(unaudited)

($ billions)

	For the Three Months Ended			For the Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Separately Managed Accounts
Assets
Beginning of Period	$19.4	$19.4	$19.4	$20.0	$13.0
Inflows	0.1	0.3	0.7	1.0	2.2
Outflows	(0.7)	(0.3)	(0.7)	(2.2)	(2.7)

Net Flows	(0.6)	—	—	(1.2)	(0.5)
Market Appreciation/(Depreciation)	(1.8)	0.1	0.5	(1.3)	7.0
Foreign Exchange[1]	(0.6)	(0.1)	0.1	(1.1)	0.5

End of Period	$16.4	$19.4	$20.0	$16.4	$20.0

Sub-Advised Accounts
Assets
Beginning of Period Assets	$30.7	$30.5	$26.9	$30.2	$16.4
Inflows	0.7	1.2	3.1	4.4	8.1
Outflows	(1.4)	(1.3)	(0.9)	(5.5)	(4.6)

Net Flows	(0.7)	(0.1)	2.2	(1.1)	3.5
Market Appreciation/(Depreciation)	(3.3)	0.5	1.0	(1.8)	10.0
Foreign Exchange[1]	(0.6)	(0.2)	0.1	(1.2)	0.3

End of Period	$26.1	$30.7	$30.2	$26.1	$30.2

Pzena Funds
Assets
Beginning of Period Assets	$2.7	$2.6	$2.9	$2.9	$2.1
Inflows	0.3	0.2	0.2	0.7	0.7
Outflows	(0.1)	(0.1)	(0.2)	(0.7)	(0.9)

Net Flows	0.2	0.1	—	—	(0.2)
Market Appreciation/(Depreciation)	(0.2)	—	—	(0.2)	1.0
Foreign Exchange[1]	(0.2)	—	—	(0.2)	—

End of Period	$2.5	$2.7	$2.9	$2.5	$2.9

Total
Assets
Beginning of Period	$52.8	$52.5	$49.2	$53.1	$31.5
Inflows	1.1	1.7	4.0	6.1	11.0
Outflows	(2.2)	(1.7)	(1.8)	(8.4)	(8.2)

Net Flows	(1.1)	—	2.2	(2.3)	2.8
Market Appreciation/(Depreciation)	(5.3)	0.6	1.5	(3.3)	18.0
Foreign Exchange[1]	(1.4)	(0.3)	0.2	(2.5)	0.8

End of Period	$45.0	$52.8	$53.1	$45.0	$53.1

1	Foreign exchange reflects the impact of translating non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.

Financial Discussion

Revenue (unaudited)

($ thousands)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Separately Managed Accounts	$23,756	$26,184	$26,525
Sub-Advised Accounts	20,557	21,939	19,400
Pzena Funds	4,384	4,637	4,952

Total	$48,697	$52,760	$50,877

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Separately Managed Accounts	$49,940	$51,072
Sub-Advised Accounts	42,496	36,028
Pzena Funds	9,021	9,648

Total	$101,457	$96,748

Revenue was approximately $48.7 million for the second quarter of 2022, a decrease of 7.7% from $52.8 million for the first quarter of 2022 and a decrease of 4.3% from $50.9 million for the second quarter of 2021.

There were $0.7 million of performance fees recognized during the second quarter of 2022, compared to $0.5 million of performance fees recognized during the first quarter of 2022 and less than $0.1 million of performance fees recognized during the second quarter of 2021.

Average assets under management for the second quarter of 2022 were $49.5 billion, decreasing 6.8% from $53.1 billion for the first quarter of 2022, and decreasing 3.9% from $51.5 billion for the second quarter of 2021. The decrease from the first quarter of 2022 and the second quarter of 2021 reflects market depreciation and net outflows.

The weighted average fee rate was 0.393% for the second quarter of 2022, decreasing from 0.397% for the first quarter of 2022, and from 0.395% for the second quarter of 2021.

The weighted average fee rate for separately managed accounts was 0.523% for the second quarter of 2022, decreasing from 0.532% for the first quarter of 2022 and from 0.533% for the second quarter of 2021. The decrease from the first quarter of 2021 primarily reflects the calculation methodology for certain of our separately managed accounts which are based on the value of AUM at a specific date during the quarter. The decrease from the second quarter of 2021 primarily reflects a shift in assets to certain strategies that typically carry lower fee rates.

The weighted average fee rate for sub-advised accounts was 0.286% for the second quarter of 2022, increasing from 0.285% for the first quarter of 2022, and from 0.270% for the second quarter of 2021. The increase from the first quarter of 2022 and the second quarter of 2021 reflects an increase in performance fees recognized during the second quarter of 2022. Certain accounts related to one retail client relationship have fulcrum fee arrangements. These fee arrangements require a reduction in the base fee or allow for a performance fee if the relevant investment strategy underperforms or outperforms, respectively, the agreed-upon benchmark over the contract’s measurement period, which extends to three years. During the second quarter of 2022 and the first quarter of 2022, the Company recognized $0.7 million and $0.5 million of performance fees, respectively, related to this client relationship. During the second quarter of 2021, the Company recognized a $1.0 million reduction in base fees related to this client relationship. To the extent the three-year performance record of this account fluctuates relative to its relevant benchmark, the amount of base fees recognized may vary.

The weighted average fee rate for Pzena funds was 0.672% for the second quarter of 2022, decreasing from 0.695% for the first quarter of 2022, and from 0.681% for the second quarter of 2021. The decrease from the first quarter of 2022 primarily reflects an increase in assets to certain strategies that typically carry lower fee rates. The decrease from the second quarter of 2021 primarily reflects an increase in expense reimbursements.

Total operating expenses were $24.1 million for the second quarter of 2022, decreasing from $26.1 million for the first quarter of 2022, and increasing from $23.0 million for the second quarter of 2021. The decrease in compensation and benefits expense from the first quarter of 2022 primarily reflects expenses recognized in the first quarter associated with tax payments and the Company’s employee profit sharing and savings plan, which generally do not recur during the year. The increase in general and administrative expenses from the first quarter of 2022 primarily reflects an increase in occupancy costs and travel and entertainment expense. The decrease in compensation and benefits expense from the second quarter of 2021 reflects a decrease in compensation and the market performance of strategies tied to the Company’s deferred compensation obligation. The increase in general and administrative expenses from the second quarter of 2021 primarily reflects an increase in professional fees and occupancy costs. The increase in occupancy costs for the second quarter of 2022 is due to the extension and expansion of the Company’s New York office lease.

Operating Expenses (unaudited)

($ thousands)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Compensation and Benefits Expense	$18,426	$21,186	$19,035
General and Administrative Expense	5,718	4,945	3,920

Operating Expenses	$24,144	$26,131	$22,955

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Compensation and Benefits Expense	$39,612	$38,170
General and Administrative Expense	10,663	7,616

Operating Expenses	$50,275	$45,786

As of June 30, 2022, employee headcount was 142, decreasing from 143 at March 31, 2022, and increasing from 125 at June 30, 2021.

The operating margin was 50.4% for the second quarter of 2022, compared to 50.5% for the first quarter of 2022, and 54.9% for the second quarter of 2021.

Other income/ (expense) was expense of approximately $7.6 million for the second quarter of 2022, income of $0.1 million for the first quarter of 2022, and $1.7 million for the second quarter of 2021.

Other income/ (expense) primarily reflects the fluctuations in the gains/ (losses) and other investment income recognized by the Company on its direct equity investments, the majority of which are held to satisfy obligations under its deferred compensation plan. Other income/ (expense) also includes a portion of gains/ (losses) and other investment income recognized by external investors on their investments in investment partnerships that the Company consolidates, which are offset in net income attributable to non-controlling interests.

Other Income/ (Expense) (unaudited)

($ thousands)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Net Interest and Dividend Income	$756	$462	$261
Gains/ (Losses) and Other Investment Income	(8,196)	(245)	1,369
Other Income/ (Expense)	(184)	(139)	100

GAAP Other Income/ (Expense)	(7,624)	78	1,730
Outside Interests of Investment Partnerships[1]	2,174	(844)	(249)

As Adjusted Other Income/ (Expense), Net of Outside Interests	$(5,450)	$(766)	$1,481

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Net Interest and Dividend Income	$1,218	$458
Gains/ (Losses) and Other Investment Income	(8,441)	5,469
Other Income/ (Expense)	(323)	158

GAAP Other Income/ (Expense)	(7,546)	6,085
Outside Interests of Investment Partnerships[1]	1,330	(443)

As Adjusted Other Income/ (Expense), Net of Outside Interests	$(6,216)	$5,642

1	Represents the non-controlling interest allocation of the (income)/ loss of the Company’s consolidated investment partnerships to its external investors.

The Company recognized income tax expense of $2.5 million for the second quarter of 2022, $8.2 million for the first quarter of 2022, and $2.6 million for the second quarter of 2021. The decrease in income tax expense from the first quarter of 2021 reflects a $5.9 million expense associated with a change in estimate of uncertain tax positions due to a change in interpretation of administrative rulings recognized during the first quarter of 2021.

Details of the income tax expense are shown below:

Income Tax Expense (unaudited)

($ thousands)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Corporate Income Tax Expense	$1,141	$1,111	$1,520
Unincorporated and Other Business Tax Expense	1,349	7,114	1,055

Income Tax Expense	$2,490	$8,225	$2,575

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Corporate Income Tax Expense	$2,252	$3,020
Unincorporated and Other Business Tax Expense	8,463	1,921

Income Tax Expense	$10,715	$4,941

Details of the net income attributable to non-controlling interests of the Company’s operating company and consolidated subsidiaries are shown below:

GAAP Non-Controlling Interests (unaudited)

($ thousands)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Operating Company Allocation	$14,090	$14,823	$22,225
Outside Interests of Investment Partnerships[1]	(2,174)	844	249

GAAP Net Income Attributable to Non-Controlling Interests	$11,916	$15,667	$22,474

	For the Six Months Ended
	June 30,	June 30,
	2022	2021
Operating Company Allocation	$28,913	$42,873
Outside Interests of Investment Partnerships[1]	(1,330)	443

GAAP Net Income Attributable to Non-Controlling Interests	$27,583	$43,316

1	Represents the non-controlling interest allocation of the income/ (loss) of the Company’s consolidated investment partnerships to its external investors.

Today, the Company’s Board of Directors approved a quarterly dividend of $0.03 per share of its Class A common stock. The following dates apply to the dividend:

Record Date: August 5, 2022

Payment Date: August 19, 2022

In light of PZN’s entry into the transaction agreement described above, PZN’s second quarter 2022 earnings conference call (previously scheduled for 10:00 a.m. ET, Wednesday, July 27, 2022) is cancelled.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which PZN operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain PZN stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, PZN will file with the SEC and furnish to PZN’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. PZN stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of PZN’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

PZN, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from PZN stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of PZN securities by PZN’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of PZN’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials PZN may file with the SEC.

Contact: Jessica Doran, 212-355-1600 or doran@pzena.com.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	As of
	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Cash and Cash Equivalents	$49,412	$81,133
Restricted Cash	2,215	1,056
Due from Broker	157	55
Advisory Fees Receivable	36,855	41,127
Investments	80,762	95,506
Prepaid Expenses and Other Assets	15,713	5,836
Right-of-use Assets	55,311	10,014
Deferred Tax Asset	21,969	25,886
Property and Equipment, Net of Accumulated
Depreciation of $7,633 and $7,086, respectively	4,990	3,687

TOTAL ASSETS	$267,384	$264,300

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$35,456	$44,167
Due to Broker	51	—
Securities Sold Short	241	237
Liability to Selling and Converting Shareholders	24,679	24,679
Lease Liabilities	65,396	10,323
Deferred Compensation Liability	3,604	6,840

TOTAL LIABILITIES	129,427	86,246
Equity:
Total Pzena Investment Management, Inc.’s Equity	37,407	42,588
Non-Controlling Interests	100,550	135,466

TOTAL EQUITY	137,957	178,054

TOTAL LIABILITIES AND EQUITY	$267,384	$264,300

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)
REVENUE	$48,697	$50,877	$101,457	$96,748
EXPENSES
Compensation and Benefits Expense	18,426	19,035	39,612	38,170
General and Administrative Expense	5,718	3,920	10,663	7,616

TOTAL OPERATING EXPENSES	24,144	22,955	50,275	45,786

Operating Income	24,553	27,922	51,182	50,962
Other Income/ (Loss)	(7,624)	1,730	(7,546)	6,085

Income Before Taxes	16,929	29,652	43,636	57,047
Income Tax Expense	2,490	2,575	10,715	4,941

Consolidated Net Income	14,439	27,077	32,921	52,106
Less: Net Income Attributable to Non-Controlling Interests	11,916	22,474	27,583	43,316

Net Income Attributable to Pzena Investment Management, Inc.	$2,523	$4,603	$5,338	$8,790

Earnings per Share—Basic and Diluted Attributable to Pzena Investment Management, Inc. Common Stockholders:
Net Income for Basic Earnings per Share	$2,523	$4,603	$5,338	$8,790
Basic Earnings per Share	$0.15	$0.27	$0.31	$0.51
Basic Weighted Average Shares Outstanding	16,969,301	17,255,593	17,159,027	17,248,045
Net Income for Diluted Earnings per Share	$12,755	$21,176	$26,245	$40,906
Diluted Earnings per Share	$0.15	$0.25	$0.31	$0.49
Diluted Weighted Average Shares Outstanding	85,293,053	84,336,569	85,985,519	83,932,385

Exhibit 99.2

I just wanted to make sure you saw the announcement that a Special Committee of our Board of Directors has approved a plan to take Pzena Investment Management private through a transaction in which holders of PZN Class A common stock will receive $9.60 per share in cash, a premium of ____% to today’s close and ____% to the 90 calendar day VWAP. I would be happy to answer your questions and explain our rationale for taking this step. Feel free to call me at [-] or Jessica Doran at [-] or email my assistant Kristina Flood ([-]) and she can set up a time for us to talk.

Thank you for your interest in our firm and I look forward to connecting.

Best,

+++++

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which Pzena Investment Management, Inc. (“PZN”) operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain PZN stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, PZN will file with the SEC and furnish to PZN’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. PZN stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of PZN’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

PZN, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from PZN stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of PZN securities by PZN’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of PZN’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials PZN may file with the SEC.

Exhibit 99.3

Email to Clients/Consultants/Prospects

Dear _____________,

I am writing to call your attention to an important and exciting development for our firm. Just now, we issued a press release that we intend to become a private company. While there is still a customary process that needs to occur to effectuate the transaction, including approval by our public shareholders, we believe that this step will allow us to operate our firm without the expense and distraction that was created by a minority public stake.

Most importantly, we want to assure you that we will not be making any changes to the way we invest our portfolios, to our commitment to provide the highest quality, in-depth research that has guided us over the years, and to our relationship with you.

There are no anticipated changes to our management, investment team, and relationship management team, as our primary focus will remain delivering long-term investment excellence for you and all of our clients. The transaction will entail us taking on a prudent amount of debt, but since the public’s stake was only 20% of the firm’s capital, the debt is quite manageable. Even under conservative assumptions, we are confident around our ability to comfortably service and retire this level of debt.

We are excited to be taking this step. As the market roils, and fears about war, inflation, and recession dominate, we believe being a private company enhances our future opportunities and aligns us more closely with our clients’ expectations. We would be pleased to answer your questions and look forward to speaking with you.

Best regards,

Rich Pzena

+++++

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which Pzena Investment Management, Inc. (“PZN”) operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain PZN stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, PZN will file with the SEC and furnish to PZN’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. PZN stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of PZN’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

PZN, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from PZN stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of PZN securities by PZN’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of PZN’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials PZN may file with the SEC.

Exhibit 99.4

To: PIM-all

From: Richard Pzena and The Executive Committee

Subject: Going Private Transaction Announcement

Today we are beginning an exciting new chapter for our firm after 15 years as a public company. This afternoon we announced that we have entered into a definitive agreement whereby all of the outstanding public shares (known as Class A shares) of Pzena Investment Management, Inc. would be converted into the right to receive $9.60 per share at the closing of the transaction.

Most importantly, I want to assure you that our company objectives remain unchanged as a result of this transaction. There will be no changes to our investment team, client team or management team related to the transaction, as our primary focus will remain executing for our team and delivering for our clients.

We believe that operating as a private company will offer us real advantages. First of all, we will be relieved of the high cost and periodic distraction of our senior management team required to be a public company. There are very few publicly listed asset management companies, and those that are public tend to be very large multi-strategy, multi-national businesses. Additionally, as an investment manager that relies on talented investment professionals, it is important for us to compensate our next generation with equity which creates dilution and can conflict with the market’s focus on short-term metrics. We believe a fully private ownership structure will eliminate the time and expense associated with the public markets and enhance our ability to focus on our clients and the firm’s long-term growth.

Pzena Investment Management, LLC has secured a $200m loan commitment from JP Morgan to complete this transaction. We take seriously the responsibility of managing the firm with debt on our balance sheet, and we are confident that our business can carry this modest level of debt without undue burden on the decisions we make to help us grow and succeed in the future.

No doubt you will have many questions about the implications of this transaction. We will answer as many of them as we can tomorrow morning in a 9 AM (ET) firm wide meeting. Coincident with tonight’s press release, we will send an email to each of our clients, consultants, and prospects informing them of the press release and our proposed transaction. Our client team and members of our senior management plan to engage directly with these constituents.

While this is an exciting day for all of us, please keep in mind that today’s announcement is just the first step. There are several customary approvals and conditions that we will need to satisfy over the coming months before the transaction is complete. Once the transaction is closed, which we expect to occur in the fourth quarter of 2022, we will no longer have a public holding company, and our stock will no longer trade on NYSE. Please keep in mind that until the transaction closes, it is business as usual, and we are continuing to operate as a public company.

We expect today’s announcement will generate increased interest in our company. Consistent with company policy, please direct any inquiries you receive from the media to Bill Lipsey, and any inquiries you receive from investors or analysts to Jessica Doran.

We believe this transaction will put us in a better position to succeed in an increasingly competitive business environment. When clients and prospects ask about our ownership structure, we look forward to reporting that we are 100% partner owned.

+++++

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which Pzena Investment Management, Inc. (“PZN”) operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain PZN stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, PZN will file with the SEC and furnish to PZN’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. PZN stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of PZN’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

PZN, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from PZN stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of PZN securities by PZN’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of PZN’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials PZN may file with the SEC.

Exhibit 99.5

Talking Points on Going Private Transaction

1.

Repeat the Transaction Terms: Pzena Investment Management, Inc. has entered into a transaction whereby all of the outstanding public shares (known as Class A shares) of the company would be converted into the right to receive $9.60 per share at the closing of the transaction.

2.	History: We have been operating as a public company since October 2007. It is very unusual for a firm our size, with an institutional business, and effectively one line of business to be public.

3.

Original Reasons to Go Public: We originally went public for two primary reasons: (1) to facilitate a request for some liquidity by certain of our initial seed capital providers, and (2) to provide market prices and eventual liquidity to our new and existing employee partners.

4.

Reasons to go Private: Being a public company creates meaningful unnecessary expenses on our business, both in hard costs and in extra time for key members of our team. Further, as a well-established company at this stage, we believe we can effectively handle the issuance of equity to new partners within a private structure. And, our shares have very little liquidity, making it difficult for partners to transact in the market with almost any volume of shares. As an investment manager that relies on talented investment professionals, it is important for us to compensate our next generation with equity which creates dilution and can conflict with the market’s focus on short-term metrics.

5.

Operating a Business with Debt on the Balance Sheet: We have managed for most of our history without carrying debt on our balance sheet. Most companies in our industry carry some debt. Given that the public owns just 20% of our shares, we believe we will have a very manageable level of debt once the transaction closes. It is worth noting that our senior management has most of their net worth in Pzena stock. Having run our business for 27 years they have every incentive not to take on a dangerous level of debt.

6.	Our External Communication Plan: As we laid out in our email, we have a plan to reach out to every client, consultant, and active prospect starting this evening coincident with our press release.

7.

Our Expected Client Response: Nearly every RFP asks about our ownership structure. Being able to simplify our answer that we are a private company 100% owned by current and former partners is an optimal response. We believe clients will be pleased at our confidence in our business and our commitment to buy-out the public. Further, we expect clients will see that even with pessimistic assumptions we have the financial ability to carry and retire our debt.

8.

Public Communication and Next Steps: As we stated in our email to the firm, today’s announcement is just the first step and there are customary approvals and conditions we will need to satisfy over the coming months before the transaction is complete. We expect to close the transaction in the fourth quarter of 2022, and until that time we continue to operate as a public company. It is important that we speak as one firm and with a consistent message. Accordingly, our client service team is prepared to handle any inquiries from clients and prospects. Should you receive any inquiries from the media, please direct them to Bill Lipsey, and any inquiries from Class A stockholders or investment analysts should be directed to Jessica Doran. We are excited about this new chapter for our firm and we look forward to providing you with further details in the weeks and months ahead.

+++++

Forward-looking Statements

Certain statements and information contained in this communication may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which Pzena Investment Management, Inc. (“PZN”) operates; new federal or state governmental regulations; PZN’s ability to effectively operate, integrate and leverage any past or future strategic initiatives; statements regarding the merger and related matters; the ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain PZN stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of PZN to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; and other factors detailed in PZN’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2021 and PZN’s other filings with the SEC, which are available at http://www.sec.gov and on PZN’s website at investors.pzena.com.

Additional Information and Where to Find It

In connection with the proposed merger transaction, PZN will file with the SEC and furnish to PZN’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. PZN stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of PZN’s website at https://www.pzena.com or by directing a request to: Pzena Investment Management, Inc., 320 Park Avenue, 8th Floor, New York, NY 10022, (212) 355-1600, info@pzena.com.

Participants in the Solicitation

PZN, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from PZN stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders filed with the SEC on April 4, 2022. To the extent the holdings of PZN securities by PZN’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of PZN’s website located at https://investors.pzena.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement and other relevant materials PZN may file with the SEC.